Exhibit 99.1
News Release

Media Contacts:	Christopher Garland (908) 423-3461	Investor Contact:	Graeme Bell (908) 423-5185

Amy Rose (908) 423-6537
Merck Announces 2007 Financial Results
Reflecting Revenue Growth from Key Products
•	Company Announces Full-Year 2007 Non-GAAP EPS of $3.20 and Fourth-Quarter Non-GAAP EPS of $0.80, Excluding Certain Previously Disclosed Items; Full-Year GAAP EPS of $1.49 and Fourth-Quarter GAAP EPS of $(0.75)
•	Worldwide Product Revenue Growth Driven by Performance of SINGULAIR, JANUVIA, GARDASIL and VARIVAX
•	Merck Reaffirms Full-Year 2008 Non-GAAP EPS Range of $3.28 to $3.38, Excluding Certain Items; Revised 2008 GAAP EPS Range of $3.80 to $4.00
WHITEHOUSE STATION, N.J., Jan. 30, 2008 — Merck & Co., Inc. today announced financial results for the full-year and fourth-quarter 2007.
     The Company reported full-year 2007 non-GAAP (generally accepted accounting principles) earnings per share (EPS) of $3.20, which excludes fourth-quarter charges related to the U.S. VIOXX Settlement Agreement and civil governmental investigations, restructuring charges and an insurance arbitration gain, and full-year GAAP EPS of $1.49. Merck also announced fourth-quarter non-GAAP EPS of $0.80, excluding the previously disclosed items noted above, and fourth-quarter GAAP EPS of $(0.75). Worldwide sales were $24.2 billion for full-year 2007, an increase of 7 percent over full-year 2006. For the fourth quarter of 2007, worldwide sales were $6.2 billion, an increase of 3 percent over the fourth quarter of 2006. Foreign exchange provided a favorable effect to global sales performance of 2 percent for the year and 4 percent for the quarter. Net income for full-year 2007 was $3,275.4 million compared with $4,433.8 million in the full year of 2006. The Company reported a net loss in the fourth quarter of $1,630.9 million, reflecting an aggregate reduction in net earnings of $3,392
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million resulting from the charges and gain noted above. Merck reported $473.9 million in net income during the same quarter in 2006. A reconciliation of EPS as reported in accordance with GAAP to EPS, adjusted for certain previously disclosed items, is provided in the table that follows.

	Fourth-Quarter 2007	Full-Year 2007

GAAP EPS	$(0.75)	$1.49

EPS impact of items*	$1.55	$1.71

Non-GAAP EPS that adjusts for items listed below[1]	$0.80	$3.20

* Amount calculated as follows (In millions	Fourth-Quarter	Full-Year
except per share amounts):	2007	2007

U.S. VIOXX Settlement Agreement charge	$4,850	$4,850

Costs related to the global restructuring program	274	810

Civil governmental investigations charge	671	671

Insurance arbitration gain	(455)	(455)

Net reduction before income taxes	5,340	5,876

Income tax benefits on above items	(1,948)	(2,133)

Reduction in net income	$3,392	$3,743

EPS impact of items	$1.55	$1.71

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[1]	Merck is providing information on 2007 non-GAAP earnings per share that adjusts for certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the Company’s performance. This information should be considered in addition to, but not in lieu of, earnings per share prepared in accordance with GAAP.

     “Our performance in 2007 shows that the customer-focused, more efficient business model we began implementing more than two years ago is working,” said Richard T. Clark, chairman, president and chief executive officer. “We have a strong portfolio of products, a robust pipeline of potential new therapies and a leadership team focused daily on improving operational performance. This positions us to build on our record of delivering essential breakthrough medicines and vaccines like JANUVIA, ISENTRESS and GARDASIL to the global marketplace.”
     Materials and production costs were $1.5 billion for the quarter and $6.1 billion for the year. These costs were $1.7 billion for the quarter and $6.0 billion for the year in 2006. The fourth-quarter 2007 and full-year 2007 costs include $118 million and $483 million, respectively, for costs associated with the global restructuring program. The costs for the fourth quarter and full year of 2006 include $164 million and $736 million, respectively, for costs associated with the global restructuring program. The gross margin was 75.3 percent for the fourth quarter of 2007 and 74.6 percent for the full year of 2007, reflecting 1.9 and 2.0 percentage point unfavorable impacts, respectively, relating to the restructuring costs noted above.
     Marketing and administrative expenses were $1.7 billion for the fourth quarter and $7.6 billion for the full year of 2007. In 2006, these costs were $2.3 billion for the fourth quarter and $8.2 billion for the full year. Included in the full-year marketing and administrative expenses in 2007 is $280 million in reserves for future legal defense costs for the VIOXX litigation. Also included in the full year and fourth quarter of 2007 is a pretax gain of $455 million from an insurance arbitration award related to VIOXX product liability litigation coverage. Marketing and administrative expenses recorded in 2006 include $673 million in reserves for future legal defense costs for the VIOXX litigation and a $48 million charge related to FOSAMAX legal defense costs. The previously disclosed $4.85 billion pretax charge recorded in the fourth quarter related to the U.S. VIOXX Settlement Agreement is reflected as a separate line item in the consolidated statement of income.
     Research and development expenses were $1.4 billion for the quarter and $4.9 billion for the year. These expenses were $1.7 billion for the fourth quarter and $4.8 billion for the year in 2006. Full-year 2007 expenses include a $325 million acquired research charge associated with the purchase of NovaCardia, Inc. Expenses for full-year 2006 include a $466 million acquired research charge related to the acquisition of Sirna Therapeutics, Inc., a $296 million acquired research expense related to the acquisition of GlycoFi, Inc. and $57 million in costs associated with the global restructuring program.
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     Restructuring costs were $156 million and $327 million for the fourth quarter of 2007 and full year of 2007, respectively. In 2006, restructuring costs were $56 million in the fourth quarter and $142 million for the full year. These costs primarily represent separation costs associated with the Company’s global restructuring program. As of Dec. 31, 2007, the Company has eliminated approximately 7,200 positions since the inception of the program. The Company, however, continues to hire new employees as the business requires it. Total costs associated with the Company’s global restructuring program included in materials and production, research and development, and restructuring costs were $274 million for the fourth quarter of 2007 and $810 million for the year, primarily related to separations, accelerated depreciation and asset impairment costs.
     Other (income) expense includes the fourth-quarter 2007 charge of $671 million in connection with the anticipated resolution of investigations of civil claims by federal and state authorities relating to certain past sales and marketing activities, including nominal pricing programs and samples. The resolution of these matters still is subject to execution of definitive agreements. The Company has been working with federal and state authorities and has been making progress toward definitive agreements. For the full year, other (income) expense also includes the favorable impact of gains on sales of assets and product divestitures, as well as a net gain on the settlements of certain patent disputes.
     The fourth-quarter 2007 effective tax rate of 48.7 percent, which resulted in a tax benefit to the Company, and the full year 2007 effective tax rate of 2.8 percent reflect the impacts of the U.S. VIOXX Settlement Agreement charge, the civil governmental investigations charge and the gain relating to the insurance arbitration settlement previously referenced. The effective tax rates excluding the impact of these items were 18.4 percent and 24.1 percent for the fourth quarter and full year of 2007, respectively. These rates reflect the favorable impacts of fourth-quarter adjustments relating to certain federal and state tax items.
Financial Guidance
     Merck anticipates a full-year 2008 non-GAAP EPS range of $3.28 to $3.38 that adjusts for certain items and a 2008 GAAP EPS range of $3.80 to $4.00. The 2008 GAAP guidance includes:
•	A pretax charge of approximately $100 million to $300 million associated with the Company’s global restructuring program.
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•	An estimated minimum gain from distributions associated with the AstraZeneca limited partnership. As previously disclosed, pursuant to the provisions of the Company’s agreements with AstraZeneca, the Company expects to receive certain payments from AstraZeneca in the first half of 2008. The resulting pretax minimum gain from those payments currently is estimated to be $2.1 billion to $2.3 billion. The resulting minimum gain does not reflect the potential gain associated with the non-proton pump inhibitor (non-PPI) asset option that Merck holds. The Company intends to make a decision on the non-PPI asset option in February 2008.
     A reconciliation of 2008 EPS as reported in accordance with GAAP to non-GAAP EPS that adjusts for certain items is provided in the table that follows.

Full-Year 2008

GAAP EPS	$3.80 to $4.00

EPS impact of items*	$(0.52) to $(0.62)

Non-GAAP EPS that adjusts for items listed below	$3.28 to $3.38

* Amount calculated as follows (In millions except	Full-Year 2008
per share amounts):

Costs related to the global restructuring program	$300 to $100

Minimum gain on distributions from AstraZeneca	(2,100) to (2,300)

Net increase before income taxes	(1,800) to (2,200)

Income tax expense on above items	670 to 840

Increase in net income	$(1,130) to $(1,360)

EPS impact of items	$(0.52) to $(0.62)

     Details on Merck’s full-year 2008 financial guidance can be found on pages 13-14 of this news release.
Product Performance Highlights
     Worldwide sales of SINGULAIR, a once-a-day oral medicine indicated for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, were $1.2 billion for the
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fourth quarter of 2007, representing 20 percent growth compared with the fourth quarter of 2006. Full-year worldwide sales for 2007 of SINGULAIR were $4.3 billion, a 19 percent increase compared with the prior year. SINGULAIR continues to be the No. 1 prescribed product in the U.S. respiratory market.
     Combined global sales of ZETIA and VYTORIN, as reported by the Merck/Schering-Plough partnership, reached $1.5 billion for the fourth quarter of 2007, representing 34 percent growth compared with the fourth quarter of 2006. Combined annual worldwide sales during 2007 were $5.2 billion, an increase of 34 percent compared with the prior year. Global sales of ZETIA, marketed as EZETROL outside the United States, reached $679 million in the fourth quarter, an increase of 27 percent compared with the fourth quarter of 2006. Sales for the year were $2.4 billion, an increase of 25 percent over full-year 2006. Fourth-quarter and full-year 2007 global sales of VYTORIN, marketed outside the United States as INEGY, reached $776 million and $2.8 billion, an increase of 40 percent and 42 percent, respectively, compared with similar periods in 2006. The Company records the results from its interest in the Merck/Schering-Plough partnership, which totaled $538 million and $1.8 billion in the fourth quarter and full year of 2007, respectively, in equity income from affiliates.
     On Jan. 14, 2008, Merck/Schering-Plough announced the results of the ENHANCE clinical trial, a trial involving Merck/Schering-Plough Pharmaceuticals’ drug VYTORIN. The Company continues to monitor prescription data in the cholesterol market following that announcement.
     During December 2007 and January 2008, the Company and its joint-venture partner, Schering-Plough Corporation, received four joint letters from the House Committee on Energy and Commerce and the House Subcommittee on Oversight and Investigations and one letter from the Senate Finance Committee seeking witness interviews, documents and information on a variety of issues related to the ENHANCE clinical trial and the companies’ sale and promotion of VYTORIN. On Jan. 25, 2008, the companies and Merck/Schering-Plough each received two subpoenas from the New York State Attorney General’s Office seeking similar information and documents. The Company is cooperating with these investigations and is working with Schering-Plough to respond to the inquiries. In addition, since mid-January 2008, the Company has become aware of or been served with approximately 50 civil class action lawsuits alleging common law and state consumer fraud claims in connection with the sale and promotion of the joint-venture products VYTORIN and ZETIA.
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     Global sales of Merck’s antihypertensive medicines, COZAAR and HYZAAR2, were $891 million for the fourth quarter of 2007, a 3 percent increase compared with the fourth quarter of 2006. Annual sales were $3.4 billion during 2007, a 6 percent increase compared with full-year 2006. COZAAR and HYZAAR are among the leading members of the angiotensin receptor blocker class of medicines.
     Worldwide sales of FOSAMAX and FOSAMAX PLUS D (marketed as FOSAVANCE throughout the European Union) were $796 million for the fourth quarter of 2007, representing an increase of 1 percent compared with the fourth quarter of 2006. Worldwide sales for the year were $3.0 billion, a 3 percent decrease compared with the prior year. FOSAMAX will lose U.S. marketing exclusivity in February 2008. FOSAMAX PLUS D 70 mg/2800 IU formulation will lose U.S. market exclusivity in April 2008. The Company anticipates a significant decline in sales in the United States of FOSAMAX and FOSAMAX PLUS D after each product’s loss of market exclusivity.
     Total sales of Merck’s other promoted medicines, which include among others JANUVIA, JANUMET and ISENTRESS, were $1.6 billion for the fourth quarter, representing 27 percent growth compared with the fourth quarter of 2006. Worldwide sales during 2007 were $5.9 billion, 19 percent more than the Company recorded in 2006. These products treat or prevent a broad range of medical conditions, including glaucoma, migraine, pain, diabetes, HIV/AIDS and infectious diseases.
     Merck’s treatment for type 2 diabetes, JANUVIA, is the first DPP-4 inhibitor approved in the United States. JANUVIA recorded worldwide sales of $252 million during the fourth quarter, while JANUMET, Merck’s oral antihyperglycemic agent that combines sitagliptin with metformin in a single tablet to address all three key defects of type 2 diabetes, achieved worldwide sales of $44 million during the quarter. JANUVIA reached $668 million in worldwide sales in 2007, while JANUMET reported $86 million in global sales for the year. JANUVIA currently is approved in 69 countries and territories, is launched in more than 40 of those and is under review in more than a dozen others. Since the October 2006 U.S. approval, managed care formularies have made JANUVIA widely available. JANUMET, Merck’s other treatment option for patients with type 2 diabetes, is approved in seven countries. The Company is seeking the necessary approvals to make the medicine available for use in other countries around the world.
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[2]	COZAAR and HYZAAR are registered trademarks of E.I. duPont de Nemours and Company, Wilmington, Del.

     ISENTRESS, Merck’s first-in-class HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection in treatment-experienced adult patients, reported full-year worldwide sales of $41 million, including $29 million in sales recorded during the fourth quarter when the Company launched the medicine in the United States. The medicine also is approved for use in the European Union, Canada and Mexico.
     Total vaccine sales, as recorded by Merck, were $1.1 billion for the quarter compared with $683 million in the fourth quarter of 2006. Sales for the year were $4.3 billion compared with $1.9 billion in 2006. Vaccines in most major European markets are sold through the Company’s joint venture, Sanofi Pasteur MSD, and the results from its interest in the joint venture are recorded in equity income from affiliates.
     The Company’s cervical cancer vaccine, GARDASIL, posted total sales as recorded by Merck of $339 million for the fourth quarter and $1.5 billion for the year. As of the fourth quarter, GARDASIL has been approved in 93 countries, many under fast track or expedited review, with launches under way in 76 of those countries. The vaccine remains under review in approximately 40 other countries and territories.
     ROTATEQ, Merck’s vaccine to help protect children against rotavirus gastroenteritis, achieved worldwide sales, as recorded by Merck, of $149 million for the quarter and $525 million for the year. As of the fourth quarter, ROTATEQ has been approved in 70 countries, and it has launched in 42.
     Merck’s other pediatric vaccines, which include VARIVAX, PROQUAD and M-M-R II, posted total sales, as recorded by Merck, of $329 million for the fourth quarter and $1.3 billion for the year. Merck sales of VARIVAX, a vaccine for the prevention of chickenpox, were $270 million for the quarter and $855 million for the year as the Advisory Committee on Immunization Practices’ second-dose recommendation continued to be implemented. As previously announced, PROQUAD, the Company’s combination vaccine against measles, mumps, rubella and chickenpox currently is not available for ordering; however, orders have been transitioned to M-M-R II and VARIVAX. Merck recorded PROQUAD sales of $264 million in 2007.
     ZOSTAVAX, the Company’s vaccine to help prevent shingles (herpes zoster), recorded sales of $85 million for the fourth quarter and $236 million for the year. The vaccine is the first and only medical option for the prevention of shingles.
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     Merck records ongoing revenue based on sales of products that are associated with alliances, the most significant of which is AstraZeneca LP. Revenue from AstraZeneca LP recorded by Merck was $248 million in the fourth quarter and $1.7 billion for the year.
Research and Development Update
     In a decision issued on Jan. 25, 2008 the U.S. Food and Drug Administration (FDA) approved the use of EMEND for Injection, an intravenous therapy for chemotherapy-induced nausea and vomiting that also is known as IVEMEND in the European Union. Prior to the FDA decision, the European Union on Jan. 11, 2008 granted marketing approval for IVEMEND, an action that applies to all 27 European Union member countries as well as Norway and Iceland.
     The FDA is reviewing Merck’s New Drug Application (NDA) for CORDAPTIVE, the proposed trademark for MK-0524A, an extended-release niacin/laropiprant investigational compound for the treatment of elevated LDL cholesterol, low HDL cholesterol and elevated triglyceride levels. Merck anticipates FDA action in April of 2008. The Company also is moving forward as planned with filings in countries outside the United States.
     The Company anticipates filing two additional NDAs with the FDA in 2008 for MK-0524B, extended-release niacin with laropiprant combined with simvastatin, and MK-0364, taranabant, an investigational medication for the treatment of obesity.
     In November 2007, Merck presented data at the International Papillomavirus Conference about the efficacy of GARDASIL in women through age 45. Merck has submitted a supplemental application with the FDA seeking an expanded indication for the use of GARDASIL, the Company’s vaccine for the prevention of cervical cancer, through age 45. The Company expects to file a supplemental application with the FDA later this year seeking an expanded indication for the use of ISENTRESS, a first-in-class integrase inhibitor for the treatment of HIV-1 infection, in treatment-naïve patients.
     As previously announced, the Company anticipates initiating a sequenced Phase III research program in 2008 for cardiovascular candidate MK-0859, anacetrapib, an inhibitor of the cholesterol ester transfer protein commonly known as CETP.
     The Company continues its strategy of bolstering Merck’s substantial internal research capabilities through targeted acquisitions and establishing strong external alliances, including research collaborations, licensing preclinical and clinical candidates, and technology transfers to drive both near- and long-term growth. During 2007, Merck signed 55 such agreements.
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Merck’s acquisition of NovaCardia, Inc. and late-stage research partnership agreements with ARIAD Pharmaceuticals, Inc. and Dynavax Technologies Corporation are notable transactions completed under this strategy in 2007.
VIOXX Update
     This update supplements information previously provided by the Company. Merck generally intends to provide updates on VIOXX litigation through its periodic filings with the Securities and Exchange Commission. Information regarding scheduled product liability trials in 2008 can be found at www.merck.com/newsroom/vioxx.
     As previously disclosed, individual and putative class actions have been filed against the Company in federal and state courts alleging personal injury and/or economic loss with respect to the purchase or use of VIOXX. A number of these actions are coordinated in a multidistrict litigation in the U.S. District Court for the Eastern District of Louisiana (the MDL), and in separate coordinated proceedings in state courts in the states of New Jersey, California and Texas and in the counties of Philadelphia, Pa.; Washoe County, Nev.; and Clark County, Nev. As of Dec. 31, 2007, the Company had been served or was aware that it had been named as a defendant in approximately 26,500 lawsuits, which include approximately 47,275 plaintiff groups alleging personal injuries resulting from the use of VIOXX, and in approximately 262 putative class actions alleging personal injuries and/or economic loss (all of the actions discussed in this paragraph are collectively referred to as the “VIOXX Product Liability Lawsuits”). Of these lawsuits, approximately 9,025 lawsuits representing approximately 26,275 plaintiff groups are or are slated to be in the federal MDL, and approximately 15,575 lawsuits representing approximately 15,575 plaintiff groups are included in a coordinated proceeding in New Jersey Superior Court. In addition, as of Dec. 31, 2007, approximately 13,230 claimants had entered into Tolling Agreements with the Company, which halt the running of applicable statutes of limitations for those claimants who seek to toll claims alleging injuries resulting from a thrombotic cardiovascular event that results in a myocardial infarction or ischemic stroke.
     In addition to the VIOXX Product Liability Lawsuits discussed above, the claims of more than 6,350 plaintiff groups have been dismissed as of Dec. 31, 2007. Of these, there have been more than 1,850 plaintiff groups whose claims were dismissed with prejudice (i.e., they cannot be brought again) either by plaintiffs themselves or by the courts. More than 4,500 additional plaintiff groups have had their claims dismissed without prejudice (i.e., they can be brought again).
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     On Nov. 9, 2007, Merck announced that it had entered into an agreement (the “Settlement Agreement”) with the law firms that comprise the executive committee of the Plaintiffs’ Steering Committee of the VIOXX MDL as well as representatives of plaintiffs’ counsel in the New Jersey, California and Texas state coordinated proceedings to resolve state and federal myocardial infarction and ischemic stroke claims filed as of that date in the United States. After the Settlement Agreement was announced, judges in the federal MDL, California, Texas and New Jersey State Coordinated Proceedings entered a series of orders, including orders requiring plaintiffs to register their claims by Jan. 15, 2008. As of Jan. 17, 2008, more than 57,000 plaintiffs had submitted registration materials, including more than 48,000 plaintiffs who allege heart attack, sudden cardiac death or ischemic stroke. In addition, as of Jan. 22, 2008, more than 3,100 of those plaintiffs have started submitting enrollment materials. The registration and enrollment materials currently are being evaluated for accuracy and completeness. The Claims Administrator continues to receive new materials from plaintiffs.
     In connection with the Settlement Agreement, the Company recorded a pretax charge of $4.85 billion, which represents the fixed amount to be paid by the Company to settle qualifying claims. In the fourth quarter, the Company spent approximately $200 million in VIOXX legal defense costs, which resulted in a reserve, as of Dec. 31, 2007, of approximately $522 million solely for its future legal defense costs related to the VIOXX litigation, of which approximately $80 million now has been allocated to Merck’s anticipated future costs to administer the settlement. Consequently, as of Dec. 31, 2007, the Company had an aggregate reserve of approximately $5.372 billion related to the VIOXX litigation.
Earnings Conference Call
     Investors are invited to a live audio webcast of Merck’s fourth-quarter earnings conference call today at 9 a.m. EST by visiting the Newsroom section of Merck’s Web site, www.merck.com/newsroom/webcast/. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782. Journalists are invited to listen in on the call by dialing (706) 758-9928 or (800) 399-7917. A replay of the webcast will be available starting at 12:30 p.m. EST today through 12 a.m. EST on Feb. 7. To listen to the replay, dial (706) 645-9291 or (800) 642-1687 and enter ID No. 27513655.
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About Merck
     Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.
Forward-Looking Statement
     This press release, including the financial information that follows, contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the risk factors and cautionary statements set forth in Item 1A of Merck’s Form 10-K for the year ended Dec. 31, 2006, and in its periodic reports on Form 10-Q and Form 8-K, which the Company incorporates by reference.
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Merck Financial Guidance for 2008
     Worldwide sales will be driven by the Company’s major products, including the impact of new studies and indications. Sales forecasts for those products for 2008 are as follows:

PRODUCT	WORLDWIDE 2008 SALES

SINGULAIR (respiratory) COZAAR/HYZAAR (hypertension) Vaccines (as recorded by Merck & Co., Inc.) FOSAMAX (osteoporosis) Other reported products*	$4.6 billion to $4.8 billion $3.2 billion to $3.4 billion $4.8 billion to $5.2 billion $1.1 billion to $1.4 billion $7.5 billion to $7.9 billion

*	Other reported products comprise: AGGRASTAT, ARCOXIA, CANCIDAS, COSOPT, CRIXIVAN, EMEND, INVANZ, ISENTRESS, JANUVIA, JANUMET, MAXALT, PRIMAXIN, PROPECIA, PROSCAR, STOCRIN, TIMOPTIC/TIMOPTIC XE, TRUSOPT, VASOTEC/VASERETIC, ZOCOR and ZOLINZA.
•	Under an agreement with AstraZeneca (AZN), Merck receives revenue at predetermined percentages of the U.S. sales of certain products by AZN, most notably NEXIUM. In 2008, Merck anticipates that these revenues will be approximately $1.5 billion to $1.7 billion. A decision on the non-PPI asset option that Merck holds has not been made; however, it is not anticipated that the decision will have a material impact on this AZN guidance. The Company intends to make a decision in February 2008.
•	Equity income from affiliates includes the results of the Merck/Schering-Plough collaboration and Sanofi Pasteur MSD, combined with the results of Merck’s other joint-venture relationships. Equity income from affiliates is expected to be approximately $3.0 billion to $3.3 billion for 2008. Based on recent events in the cholesterol market, we continue to monitor the potential financial impact to the Merck/Schering-Plough partnership. Based on limited data, it is too early to change our Equity income guidance. Note this Equity income guidance range includes the impact of the reduction of the AZLP priority return and the buyout of the Astra USA products that are anticipated to occur in the first half of 2008. There is a summary document previously posted on www.merck.com/finance that provides additional details on the Merck and AstraZeneca relationship.
•	Product gross margin (PGM) percentage is estimated to be approximately 77 percent to 78 percent for the full-year 2008. This guidance excludes the portion of the restructuring costs that will be included in product costs and will affect reported PGM in 2008.
•	Marketing and administrative expense is anticipated to be approximately $7.8 billion to $8.0 billion.
•	Research and development expense (which excludes joint ventures) is anticipated to be approximately $4.7 billion to $4.9 billion.
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•	As part of the Company’s restructuring of its operations, additional costs related to site closings, position eliminations and related costs will be incurred in 2008. The aggregate 2008 pretax expense related to these activities is estimated to be in the range of $100 million to $300 million.
•	The consolidated 2008 tax rate is estimated to be approximately 24 percent to 26 percent. This guidance does not reflect the tax rate impact of the anticipated gain on distributions from AstraZeneca or restructuring costs. The effective tax rate to be applied to the AstraZeneca gain and the Company’s restructuring costs is at a higher level than the underlying effective tax rate guidance.
•	Merck plans to continue its stock buyback program in 2008. As of Dec. 31, 2007, $5.1 billion remains under the current buyback authorizations approved by Merck’s Board of Directors.
     Given these guidance elements, Merck anticipates full-year 2008 non-GAAP EPS of $3.28 to $3.38, excluding certain items, and 2008 GAAP EPS in the range of $3.80 to $4.00.
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The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the quarter ended December 31, 2007, compared with the corresponding period of the prior year.

	Merck & Co., Inc.
	Consolidated Results
	(In Millions Except Earnings per Common Share)
	Quarter Ended December 31
	(Unaudited)
			%
	2007	2006	Change
Sales	$6,242.8	$6,044.2	3%

Costs, Expenses and Other
Materials and production (1)	1,544.8	1,669.1	(7)
Marketing and administrative (2)	1,719.5	2,345.8	(27)
Research and development (3)	1,381.7	1,722.9	(20)
Restructuring costs (4)	156.2	55.8	*
Equity (income) from affiliates	(796.3)	(584.2)	36
U.S. VIOXX Settlement Agreement charge (5)	4,850.0	—
Other (income) expense, net (6)	567.4	(77.1)	*

(Loss) Income Before Taxes	(3,180.5)	911.9	*

Income Tax (Benefit) Provision (7)	(1,549.6)	438.0

Net (Loss) Income	$(1,630.9)	$473.9	*

Average Shares Outstanding Assuming Dilution (8)	2,177.7	2,184.6

(Loss) Earnings per Common Share Assuming Dilution (8)	$(0.75)	$0.22	*

*	> 100%

(1)	Includes restructuring costs of $117.5 million in the fourth quarter of 2007 and $164.3 million in the fourth quarter of 2006 primarily related to accelerated depreciation and asset impairment costs associated with Merck’s global restructuring program announced in November 2005.

(2)	Includes a gain of $454.6 million in the fourth quarter of 2007 relating to an insurance arbitration settlement. Marketing and administrative expenses in the fourth quarter of 2006 include the impact of reserving an additional $75 million solely for future VIOXX legal defense costs and reserving $48 million for FOSAMAX legal defense costs.

(3)	Includes acquired research expense of $466.2 million in the fourth quarter of 2006 resulting from the acquisition of Sirna Therapeutics, Inc.

(4)	Restructuring costs in 2007 and 2006 represent separation and other related costs associated with the global restructuring program.

(5)	Represents a previously disclosed charge to fund the Company’s obligation under the U.S. VIOXX Settlement Agreement entered into on November 9, 2007.

(6)	Other (income) expense, net reflects a civil governmental investigations charge of $671.1 million in the fourth quarter of 2007.

(7)	The effective tax rate of 48.7% in the fourth quarter of 2007 reflects the impacts of the U.S. VIOXX Settlement Agreement charge, the civil governmental investigations charge and the gain relating to an insurance arbitration settlement. In addition, the tax rate reflects the favorable impacts of fourth quarter adjustments relating to certain federal and state tax items.

(8)	Because the Company recorded a loss in the fourth quarter of 2007, no potential dilutive common shares were used in the computation of loss per share assuming dilution as the effect would have been anti-dilutive.

The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the year ended December 31, 2007, compared with the corresponding period of the prior year.

	Merck & Co., Inc.
	Consolidated Results
	(In Millions Except Earnings per Common Share)
	Year Ended December 31
	(Unaudited)
			%
	2007	2006	Change
Sales	$24,197.7	$22,636.0	7%

Costs, Expenses and Other
Materials and production (1)	6,140.7	6,001.1	2
Marketing and administrative (2)	7,556.7	8,165.4	(7)
Research and development (3)	4,882.8	4,782.9	2
Restructuring costs (4)	327.1	142.3	*
Equity (income) from affiliates	(2,976.5)	(2,294.4)	30
U.S. VIOXX Settlement Agreement charge (5)	4,850.0	—
Other (income) expense, net (6)	46.2	(382.7)	*

Income Before Taxes	3,370.7	6,221.4	(46)

Taxes on Income (7)	95.3	1,787.6

Net Income	$3,275.4	$4,433.8	(26)

Average Shares Outstanding Assuming Dilution	2,192.9	2,187.7

Earnings per Common Share Assuming Dilution	$1.49	$2.03	(27)

*	> 100%

(1)	Includes restructuring costs of $483.1 million in 2007 and $736.4 million in 2006 primarily related to accelerated depreciation and asset impairment costs associated with Merck’s global restructuring program announced in November 2005.

(2)	Includes a gain of $454.6 million in 2007 relating to an insurance arbitration settlement. In addition, marketing and administrative expenses include the impact of reserving an additional $280 million in 2007 and $673 million in 2006 solely for future VIOXX legal defense costs. Also included in 2006 is the impact of reserving $48 million for FOSAMAX legal defense costs.

(3)	Included in 2007 is acquired research expense of $325.1 million resulting from the acquisition of NovaCardia, Inc. Included in 2006 is acquired research expense of $762.5 million resulting from the acquisitions of Sirna Therapeutics, Inc. and GlycoFi, Inc. Research and development expenses in 2006 also include restructuring costs of $56.8 million primarily related to accelerated depreciation associated with the global restructuring program.

(4)	Restructuring costs in 2007 and 2006 represent separation and other related costs, as well as gains on the sales of facilities in 2006, associated with the global restructuring program.

(5)	Represents a previously disclosed charge to fund the Company’s obligation under the U.S. VIOXX Settlement Agreement entered into on November 9, 2007.

(6)	Other (income) expense, net in 2007 reflects a civil governmental investigations charge of $671.1 million partially offset by the favorable impact of gains on sales of assets and product divestitures, as well as a net gain on the settlements of certain patent disputes.

(7)	The effective tax rate of 2.8% in 2007 reflects the impacts of the U.S. VIOXX Settlement Agreement charge, the civil governmental investigations charge and the gain relating to an insurance arbitration settlement. In addition, the tax rate reflects the favorable impacts of fourth quarter adjustments relating to certain federal and state tax items.